EXHIBIT 99.p.7

CODE OF ETHICS

Background

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

1.	The adviser’s fiduciary duty to its clients;

2.	Compliance with all applicable Federal Securities Laws;

3.	Reporting and review of personal Securities transactions and holdings;

4.	Reporting of violations of the code; and

5.	The provision of the code to all supervised persons.

Risks

In developing these policies and procedures, BennBridge considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

•	Employees do not understand the fiduciary duty that they, and BennBridge, owe to Clients;

•	Employees and/or BennBridge fail to identify and comply with all applicable Federal Securities Laws;

•	Employees do not report personal Securities transactions;

•	Employees trade personal accounts ahead of Client accounts;

•	Employees allocate profitable trades to personal accounts or unprofitable trades to Client accounts;

•	Violations of the Federal Securities Laws, the Code of Ethics, or the policies and procedures set forth in this Manual, are not reported to the CCO and/or appropriate supervisory personnel;

•	BennBridge does not provide its Code of Ethics to the RIC Client board of directors (or trustees) for initial approval, and/or within six months of material changes; and

•	BennBridge does not provide its Code of Ethics and any amendments to all Employees.

BennBridge has established the following guidelines to mitigate these risks.

Policies and Procedures

Code of Conduct, Fiduciary Standards, and Compliance with the Federal Securities Laws

At all times, BennBridge and its Employees must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code of Ethics (or the “Code”). All questions regarding the Code should be directed to the CCO. Employees must cooperate to the fullest extent reasonably requested by the CCO to enable (i) BennBridge to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge their duties under the Manual.

All Employees will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Employees. Employees must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting BennBridge’s services, and engaging in other professional activities.

BennBridge expects all Employees to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, BennBridge must act in its Clients’ best interests. Neither BennBridge, nor any Employee should ever benefit at the expense of any Client. Notify the CCO promptly about any practice that creates, or gives the appearance of, a material conflict of interest.

Employees may not, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any RIC Client:

Employ any device, scheme, or artifice to defraud the RIC Client;

Make any untrue statement of a material fact to the RIC Client or omit to state a material fact necessary in order to make the statements made to the RIC Client, in light of the circumstances under which they are made, not misleading;

Engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the RIC Client; or

Engage in any manipulative practice with respect to the RIC Client.

Reporting Violations

Improper actions by BennBridge or its Employees could have severe negative consequences for BennBridge, its Clients and Investors, and its Employees. Impropriety, or even the appearance of impropriety, could negatively impact all Employees, including people who had no involvement in the problematic activities.

Employees must promptly report any improper or suspicious activities, including any suspected violations of the Code of Ethics or the Federal Securities Laws to the CCO. Any reports of potential problems will be thoroughly investigated by the CCO. Any problems identified during the review will be addressed in ways that reflect BennBridge’s fiduciary duty to its Clients.

The CCO will report violations of this Code of Ethics to the RIC Client’s primary adviser’s compliance department as may be required by the Sub-Advisory Agreement or applicable laws and regulations.

An Employee’s identification of a material compliance issue will be viewed favorably. Retaliation against any Employee who reports a violation of the Code of Ethics in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Employee to civil, regulatory, or criminal sanctions. No Employee will determine whether they committed a violation of the Code of Ethics or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

Distribution of the Code and Acknowledgement of Receipt

BennBridge will distribute this Manual, which contains the Company’s Code of Ethics, to each Employee upon the commencement of employment, annually, and upon any change to the Code of Ethics or any material change to another portion of the Manual.

All Employees must acknowledge that they have received, read, understood, and agree to comply with BennBridge’s policies and procedures described in this Manual, including this Code of Ethics. Each Employee should complete the attached Compliance Manual Acknowledgement Form and submit the completed form to the CCO upon commencement of employment, annually, and following any material change to the Manual.

BennBridge will be required to seek the RIC Client’s board of trustee’s approval initially of the Code of Ethics, and within six months after the adoption of a material change to the Code of Ethics.

Conflicts of Interest

Conflicts of Interest may exist between various individuals and entities, including BennBridge, Employees, Clients and Investors. Any failure to identify or properly address a conflict can have severe negative repercussions for BennBridge, its Employees, and/or Clients and Investors. Additionally, the PAR Entity needs to ensure that BennBridge is aware of any conflicts of interest between PAR Entity Clients and BennBridge Clients as well as the PAR Entity itself and BennBridge Clients.

BennBridge’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Employees and Associated Persons must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve BennBridge and/or its Employees on one hand, and Clients and/or Investors on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients and/or Investors over the interests of BennBridge and its Employees. If an Employee or Associated Person believes that a conflict of interest has not been identified or appropriately addressed, that Employee or Associated Person should promptly bring the issue to the CCO’s attention.

Personal Securities Transactions

All personal trading, directly or indirectly, in any security issued by a public or private company (or any derivative thereof) is prohibited unless such ownership is through investments in registered investment companies or broadly-based index products. Employees are permitted, however, to hold securities issued by public or private companies (and derivatives thereof) in discretionary accounts (i.e., accounts where an investment adviser instead of the Employee has discretionary trading authority), provided that the Employee first provides a copy of the discretionary account agreement to the Compliance Department and ensures that the discretionary account is electronically linked to the Firm’s staff declaration system, ‘ComplianceAlpha’.

Newly-employed Employee may be granted limited exceptions to the prohibition on trading in personal accounts to enable them to liquidate their personal portfolios in an orderly manner, subject in the case of each transaction to pre-clearance by the Compliance Department. All pre-cleared trades must be executed no later than 5:00 p.m. local time on the business day following the date preclearance is granted. If any order is not timely executed, a request for preclearance must be resubmitted.

Accounts Covered by the Policies and Procedures

BennBridge’s Personal Securities Transactions policies and procedures apply to all accounts holding any Securities over which Employees have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household, or non-Clients over which Employees exercise investment discretion. Immediate family members include children, stepchildren, grandchildren, parents, stepparents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria. For purposes of this Personal Securities Transactions section, the term Employee includes: (1) any employee who has access to nonpublic information regarding any Client’s trading or who is involved in making securities recommendations to Clients, or who has access to nonpublic securities recommendations; (2) all of BennBridge’s directors, officers, and partners; (3) any other person so designated by the CCO by notice to such person; and (4) any consultant, intern, or independent contractor hired or engaged by BennBridge that has access to BennBridge’s nonpublic securities recommendations.

It may be possible for Employees to exclude accounts held personally or by immediate family members sharing the same household if the Employee does not have any direct or indirect influence or control over the accounts, or if the Employee can rebut the presumption of beneficial ownership over family members’ accounts. Employees should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

Employees are required to on at least a quarterly basis, but within 10 days after a calendar quarter end, to inform the CCO of any new trading accounts opened during the preceding quarter including the name of the broker, dealer, or bank with whom the account was established; the date the account was established; and the date that the report was submitted by the Employee.

Reportable Securities

BennBridge requires Employees to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except:

•	Direct obligations of the Government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares issued by open-end investment companies registered under the Investment Company Act of 1940, other than investment companies advised, sub-advised, or underwritten by BennBridge or an affiliate;

•	Interests in 529 college savings plans; and

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies registered under the Investment Company Act of 1940, none of which are advised or underwritten by BennBridge or an affiliate.

Exchange-traded funds, or ETFs and exchange traded notes, or ETNs, are somewhat similar to open-end registered investment companies. However, ETFs and ETNs are Reportable Securities and are subject to the reporting requirements contained in BennBridge’s Personal Securities Transactions policy.

Any Employee who purchases or sells virtual currency or cryptocurrency coins or tokens that are being offered, or previously were offered, as part of an initial coin offering (“ICO”), should consult with the CCO as to whether such coins or tokens would be considered Securities for purposes of this policy. If the CCO determines, based on the structure of the ICO and relevant SEC guidance, that such coins or tokens should be considered Securities, the coins or tokens will be considered Reportable Securities for purposes of this policy. For the avoidance of doubt, virtual currency or cryptocurrency coins or tokens that were created outside the context of an ICO are not deemed Securities under this policy.

Pre-clearance of Certain Transactions in Personal Accounts

Every Employee must obtain pre-clearance from the Compliance Department in ComplianceAlpha before engaging in the following transactions in his or her Personal Account:

•	direct or indirect purchase or sale of beneficial ownership in a security in an initial public offering (as required under Rule 204A-1 of the Advisers Act); and

•	direct or indirect purchase or sale of beneficial ownership in a security in a limited offering, including (but not limited to) investments in hedge funds and private equity funds (as required under Rule 204A-1 of the Advisers Act).

Pre-clearance Procedures

Employees must have written clearance for all transactions involving Securities (except for Non-Reportable Securities), IPOs or Private Placements before completing the transactions. BennBridge may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. If clearance is granted for a specified period of time, the Employee receiving the approval is responsible for ensuring that his or her trading is completed before the clearance’s expiration.

Employees must use the attached Trade Pre-clearance Form to seek pre-clearance. All pre-clearance requests must be submitted to the CCO. The CCO will track pre-clearance requests.

Reporting

BennBridge must collect information regarding the personal trading activities and holdings of all Employees. Employees must submit quarterly reports regarding Securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts.

Quarterly Transaction Reports

Each quarter, Employees must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest. Employees must also report any accounts opened during the quarter that hold any Securities (including Securities excluded from the definition of a Reportable Security). Reports regarding Securities transactions and newly opened accounts must be submitted to the CCO within 30 days of the end of each calendar quarter.

Employees may utilize the attached Quarterly Reporting Forms to fulfill quarterly reporting obligations. Alternately, Employees may instruct the institution hosting their accounts to send the CCO duplicate account statements. The CCO must receive all such statements within 30 days of the end of each calendar quarter. Any trades that did not occur through a broker-dealer, such as the purchase of a private fund, must be reported on the Quarterly Reporting Forms.

If an Employee did not have any transactions or account openings to report, this should be indicated on the Quarterly Reporting Forms within 30 days of the end of each calendar quarter.

Initial and Annual Holdings Reports

Employees must periodically report the existence of any account that holds any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings. Reports regarding accounts and holdings must be submitted to the CCO on or before February 14th of each year, and within 10 days of an individual first becoming an Employee. Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Employee. Initial and annual holdings reports should be submitted using the attached Periodic Holdings Reporting Forms.

Initial and annual reports must disclose the existence of all accounts that hold any Securities, even if none of those Securities fall within the definition of a “Reportable Security.”

In lieu of completing the Reportable Securities section of the Periodic Holdings Reporting Form Employees may submit copies of account statements that contain all of the same information that would be required by the form and that are current as of the dates noted above. Employees should sign and date each such statement before submitting it to the CCO. Any Reportable Securities not appearing on an attached account statement must be reported directly on the Reportable Securities section of the Periodic Holdings Reporting Form.

If an Employee does not have any holdings and/or accounts to report, this should be indicated on the Periodic Holdings Reporting Form within 10 days of becoming an Employee and by February 14th each year.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Employee is not required to submit:

•	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or,

•	Any reports with respect to Securities held in accounts over which the Employee had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement and/or a written certification from the unaffiliated investment adviser, and may provide Employees with the exact wording and a clear definition of “no direct or indirect influence or control” that the adviser consistently applies to all Employees. On a sample basis, the CCO may request reports on holdings and/or transactions made in the trust or discretionary account to identify transactions that would have been prohibited pursuant to BennBridge’s Code, absent reliance on the reporting exception. Employees who claim they have no direct or indirect influence or control over an account are also required to complete the attached Exempt Accounts Certification upon commencement of their employment and on an annual basis thereafter.

Reliance on this independent or separately managed account exception is conditioned on BennBridge’s receipt of the attached Exempt Accounts Certification and other satisfactory documentary evidence (e.g., copy of advisory agreement, certification from adviser, etc.) as directed by the CCO. Employees should consult with the CCO before excluding any accounts, especially those held by immediate family members sharing the same household.

Personal Trading and Holdings Reviews

BennBridge’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Employees’ personal trading activities. Accordingly, the CCO will closely monitor Employees’ investment patterns to detect the following potentially abusive behavior:

•	Frequent and/or short-term trades in any Security;

•	Trading opposite of Client trades;

•	Personal trading in Securities also held by a RIC Client advised by BennBridge

•	Trading ahead of Clients; and

•	Trading that appears to be based on Material Nonpublic Information.

The CCO will review all reports submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior and will compare Employee trading with Clients’ trades as necessary. Upon review, the CCO will initial and date each report received, and will attach a written description of any issues noted. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal. The President will monitor the CCO’s personal Securities transactions for compliance with the Personal Securities Transactions policies and procedures.

Disclosure of the Code of Ethics

BennBridge will describe its Code of Ethics in Part 2 of Form ADV and, upon request, furnish Clients and Investors with a copy of the Code of Ethics. The Code of Ethics will also be made available to RIC Clients and included as part of their registration statement filings. All Client requests for BennBridge’s Code of Ethics should be directed to the CCO.

Associated Persons

All Associated Persons are subject to the BennBridge Code of Ethics and Compliance Manual. Therefore, all Associated Persons need to submit the reports described in this Code regarding personal securities accounts, transactions, and holdings. Associated Persons must also comply with all pre-clearance requirements. Additionally, all Associated Persons must acknowledge that they have received, read, understood, and agree to comply with BennBridge’s policies and procedures described in this Manual, including this Code of Ethics. Each Associated Person should complete the attached Compliance Manual Acknowledgement Form and submit the completed form to the CCO upon commencement of employment, annually, and following any material change to the Manual.

BennBridge should have access to the personal securities trading records of Associated Persons.

Compliance Manual Acknowledgement Form

By signing below, I certify that I have received, read, understood, abided by, and will continue to abide by BennBridge’s Compliance Manual, which includes BennBridge’s Code of Ethics. I understand that any questions about BennBridge’s Manual (including the Code) should be directed to the CCO.

Signature: _

Print Name:

Date:

Note: All Employees must also complete and submit the Annual Compliance Questionnaire Supplement that begins on the following page.

Initial:

Date:

Annual Compliance Questionnaire Supplement

Please answer the following questions accurately. If you mark any shaded boxes, explain your response in the space following the table.

Question	Yes	No
1. Are you or any members of your immediate family employed by a financial services company other than BennBridge?
2. Are you or any members of your immediate family employed by a company that provides products or services to BennBridge?
3. Do you or any member of your immediate family serve as a general partner or managing member for an investment-related pooled investment vehicle?
4. Do you or any members of your immediate family have some other business or personal relationship with, or substantive investment in, a financial services company or a company that provides products or services to BennBridge?
5. Do you or any members of your immediate family serve as trustee, executor, or in a similar capacity for any client or investor?
6. Do you or any members of your immediate family have any other business or personal relationship with any client or investor?
7. Are you or any members of your immediate family employed by any government?
8. Do you or any members of your immediate family serve as officers or directors of any organizations (including private companies, public companies, and not-for-profit organizations)?
9. Are you aware of any conflicts of interest that have not already been disclosed to the CCO involving BennBridge, you or your immediate family members, and any client or investor?
10. Have you complied with BennBridge’s requirements regarding the disclosure and approval of outside business activities?
11. Are you aware of any potentially material, non-public information that has not been previously disclosed to the CCO? (If yes, please indicate the capacity in which you received the information at the end of this form, but do not include the specific information in question on this form.)
12. Have you improperly transmitted proprietary information between BennBridge and any prior employers or other individuals or entities?
13. Have you reported all political contributions that you made in the past two years?

Initial:

Date:

Question	Yes	No

14.  In the past 10 years, have you been charged with or convicted of or plead guilty or no contest in a domestic, foreign, or military court to any:

•     Felony

•     Misdemeanor involving investments or an investment-related business, or any fraud, false statements, filings or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses?

15. In the past 10 years, has any federal regulatory agency, the U.S. Postal Service, any state regulatory agency, or any foreign financial regulatory authority found you to have:

•     Made a false statement or omission, or been dishonest, unfair, or unethical?

•     Been involved in a violation of investment-related regulations or statutes?

•     Been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?

16. In the past 10 years, has any federal regulatory agency, the U.S. Postal Service, any state regulatory agency, or any foreign financial regulatory authority:

•     Entered an order or injunction against you in connection with an investment-related activity or the making of false representations?

•     Denied, suspended, or revoked your registration or license, or otherwise prevented you, by order, from associating with an investment-related business or restricted your activity?

17. In the past 10 years, has any self-regulatory organization or commodities exchange found you to have:

•     Made a false statement or omission?

•     Been involved in a violation of its rules (other than a violation designated as a “minor rule violation” under a plan approved by the SEC)?

•     Been the cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?

18. In the past 10 years, has any self-regulatory organization or commodities exchange disciplined you by expelling or suspending you from membership, barring or suspending you from association with other members, or otherwise restricting your activities?
19. Has an authorization to act as an attorney, accountant, or federal contractor granted to you ever been revoked or suspended?
20. In the past 10 years, has any domestic or foreign court: • Enjoined or restrained you in connection with any investment or securities-related activity, or in connection with any false SEC filing?

Initial:

Date:

Question	Yes	No

•     Found that you were involved in a violation of investment-related statutes or regulations?

•     Dismissed, pursuant to a settlement agreement, an investment-related civil action brought against you by a state or foreign financial regulatory authority?

21. Are you now the subject of any proceeding that could result in a “yes” answer to any of the preceding questions?

22. Have you been convicted within ten years of any felony or misdemeanor:

•     In connection with the purchase or sale of any security;

•     Involving the making of any false filing with the SEC; or

•     Arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities?

23. Are you subject to any order, judgment or decree of any court of competent jurisdiction, entered within the past five years, that restrains or enjoins you from engaging or continuing to engage in any conduct or practice:

•     In connection with the purchase or sale of any security;

•     Involving the making of any false filing with the SEC; or

•     Arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, or paid solicitor of purchasers of securities?

24. Are you subject to a final order of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations, or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); a federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that:

•     Bars you from association with an entity regulated by such commission, authority, agency, or officer;

•     Bars you from engaging in the business of securities, insurance or banking;

•     Bars you from engaging in savings association or credit union activities; or

•     Constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative, or deceptive conduct entered within the past ten years?

Initial:

Date:

Question	Yes	No

25. Are you subject to an SEC order that:

•     Suspends or revokes your registration as a broker, dealer, municipal securities dealer or investment adviser;

•     Places limitations on your activities, functions or operations; or

•     Bars you from being associated with any entity or from participating in the offering of any penny stock?

26. Are you subject to any order of the SEC within the past five years that orders you to cease and desist from committing or causing a violation or future violation of:

•     Any scienter-based anti-fraud provision of the federal securities laws; or

•     Section 5 of the Securities Act of 1933?

27. Have you been suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange, or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade?
28. In the past five years have you filed (as a registrant or issuer), or were you named as an underwriter in, any registration statement or Regulation A offering statement filed with the SEC that was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or are you the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued?
29. In the past five years have you been subject to a U.S. Postal Service false representation order, or are you subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the U.S. Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations?

New employees should skip the remaining questions and explain any marks in shaded boxes below the table.
30. During the past 12 months, have you reported all personal securities transactions and reportable accounts in accordance with BennBridge’s reporting policies and any policy exceptions granted to you by the Compliance Department?
31. During the past 12 months, have you reported gifts and entertainment in accordance with BennBridge’s reporting policies?
32. During the past 12 months, have you traded on or improperly transmitted any material, non-public information?

Initial:

Date:

33. During the past 12 months, have you become aware of any violation of BennBridge’s Code of Ethics that you did not disclose to the CCO?
34. To the best of your knowledge, during the past 12 months, has BennBridge and its employees (including yourself) complied with the Company’s written policies and procedures?
35. Have you had any life events (i.e., birth of a child, marriage, divorce, children/parents moving in) occur over the last 12 months that resulted in accounts (i.e., 529 plans, spouse 401(k) accounts, etc.) that should be reported?

Please use the space below to explain any marks in shaded boxes. For each explanation, indicate the relevant question number. Use additional pages, as necessary.

By signing below, I certify that I have responded to the questions set forth in this Annual Compliance Questionnaire completely and accurately.

Print Name:	Date:

Signature:

Initial:

Date:

Trade Pre-clearance Form

Transaction Type: Buy / Sell / Short / Cover Short / Other (describe):

____________________________________________________________________________

Security Name:________________________________________________________________

Security Type: Common Stock / Option / Debt / IPO / Private Placement / Other (describe):

____________________________________________________________________________

Symbol or Identifier: ____________________________________________________________

Number of Shares / Contracts / Principal Amount: ____________________________________

For Options, Indicate the Expiration Date: ___________________________________________

Broker / Custodian: ____________________________________________________________

Does the transaction involve an IPO or private placement?               Yes ☐                   No ☐

If you are seeking to invest in a private fund, describe the fund’s investment strategy.

____________________________________________________________________________

Pre-clearance sought through (date): _________________________

By signing below, I certify and acknowledge the following:

1.	I have no Material Nonpublic Information or other knowledge pertaining to this proposed transaction that constitutes a violation of Company policy, confidentiality agreements or securities laws.
2.	The proposed transaction does not limit a Client’s investment opportunities or disadvantage a Client in any way.
3.	I am not contractually or legally prohibited from executing this transaction (e.g. I am not a restricted person under FINRA Rule 5130 or 5131)

Signature:	Date:
Print Name:

Approved / Disapproved (circle as applicable) by:

Signature	Date

Print Name

Quarterly Reporting Form: Transactions

For the Quarter Ended:

Number of Shares	Security Name	Type (common stock, bond, etc.)	Ticker or CUSIP	Buy / Sell	Principal Amount	Interest Rate / Maturity	Price	Date	Executed By (Broker-Dealer or Bank)

I certify that this form fully discloses all transactions of Reportable Securities in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in Securities transactions of immediate family members living in the same household.

Signature:	Print Name:	Date:

Deliver to the CCO within 30 days of the end of each calendar quarter. Use additional sheets if necessary.

With respect to Section 16 of the Exchange Act, nothing in this report should be construed as an admission that the person making the report has a direct or indirect beneficial ownership interest in the Securities to which the report relates.

Quarterly Reporting Form: New Accounts

For the Quarter Ended:

Name of Broker-Dealer or Bank	Account Title	Account Number	Date Account was Established

I certify that this form fully discloses all Securities accounts opened during the calendar quarter noted above in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in Securities accounts of immediate family members living in the same household.

Signature:	Print Name:	Date:

Deliver to the CCO within 30 days of the end of each calendar quarter. Use additional sheets if necessary.

Periodic Holdings Reporting Form: Accounts

Information is current as of:

Name of Broker-Dealer or Bank	Account Title	Account Number

I certify that this form fully discloses all of the Securities accounts in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in Securities accounts of immediate family members living in the same household.

Deliver to the CCO within 10 days of becoming associated with BennBridge, and by February 14th of each year. Use additional sheets if necessary.

Signature	Date

Print Name

Periodic Holdings Reporting Form: Reportable Securities

Security Name	Ticker or CUSIP (As Applicable)	Type (Common Stock, Bond, etc.)	Number of Shares or Principal Amount (As Applicable)

I certify that this form fully discloses all Reportable Security holdings in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in Securities holdings of immediate family members living in the same household.

Deliver to the CCO within 10 days of becoming associated with BennBridge, and by February 14th of each year. Use additional sheets if necessary.

Signature	Date

Print Name

Exempt Accounts Certification

To Chief Compliance Officer,

In accordance with Rule 204A-1 under the Investment Advisers Act of 1940 (the “Rule”), I am considered to be an “access person” of BennBridge Capital Management, LLC (“BennBridge”) and subject to the Rule’s terms and conditions. The Rule requires periodic reporting of my personal securities transactions and holdings to be made to BennBridge. However, as specified in the Rule, I am not required to submit any report with respect to securities held in accounts over which I have “no direct or indirect influence or control.”

I have retained a trustee or third-party manager (the “Manager”) to manage certain of my accounts. Following is a list of the accounts over which I have no direct or indirect influence or control (the “Accounts”):

Name of Broker, Dealer, or Bank	Account Name	Relationship to Manager (independent professional, friend, relative, etc.)

By signing below, I acknowledge and certify that:

•	I have no direct or indirect influence or control over the Accounts;

•	If my control over the Accounts should change in any way, I will immediately notify you in writing of such a change and will provide any required information regarding holdings and transactions in the Accounts pursuant to the Rule; and

•	I agree to provide reports of holdings and/or transactions (including, but not limited to, duplicate account statements and trade confirmations) made in the Accounts at the request of BennBridge’s Chief Compliance Officer.

Access persons completing this certification on an annual basis, also acknowledge and certify the following:

•	I did not direct or suggest any purchases or sales of specific securities for the Accounts during the period Month_____ YEAR _____ to Month_____ YEAR ____;

•	Any discussions with the Manager about my Accounts related to general guidelines involving my investment objectives, risk tolerance and investment timeline.

Signature:

Name:

Date: